SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 12, 2009

Tri-Valley Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-31852	84-0617466
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4550 California Blvd., Suite 600

Bakersfield, California 93309

(Address of principal executive office)

Issuer's telephone number: 661-864-0500

Section 1	Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement

On March 12, 2009, Tri-Valley Corporation (NYSE-Alternext US: TIV), executed a new employment agreement with its chairman of the board, president and chief executive officer, F. Lynn Blystone. The agreement is for a four year term which began as of January 1, 2008, and it replaces a prior employment agreement which expired on December 31, 2007. It was negotiated in 2008 but not finally executed until March 12, 2009.

The agreement provides compensation of $210,000 annually, subject to annual review by the board of directors at which times increases may be granted. The agreement also provides for an award of 5,000 shares or common stock on the execution of the agreement and 5,000 additional shares at the end of each year of service. The agreement also provides that Mr. Blystone will receive an annual bonus equal to 10% of net operating cash flow before taxes but after debt service, not to exceed $25,000 annually. In addition, Mr. Blystone will receive an annual bonus equal to 4% of annual net after-tax income. The aggregate amount of bonus that can be paid under both of the provisions described in the preceding two sentences is capped at $50.000 annually. The agreement contains standard provisions for employee benefits and provides for a Company contribution to its 401(k) plan of 3% of Mr. Blystone’s base salary. The agreement contains agreements regarding confidentiality of Company information, severance and a non-competition agreement, should Mr. Blystone leave the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2009	TRI-VALLEY CORPORATION /s/ F. Lynn Blystone
F. Lynn Blystone, Chairman of the Board, President and Chief Executive Officer